UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2006

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained under Item 3.02 of this report is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

On December 22, 2006, the Company entered into a Common Stock Purchase Agreement with three existing shareholders, for the private placement of 16,322,750 shares of its common stock (the “Shares”) at a price of $0.12 per Share, for aggregate gross proceeds of $1,958,730. The purchasers of the Shares paid the aggregate gross proceeds with a combination of cash and/or the cancellation of indebtedness under certain outstanding promissory notes under which the Company owed such purchasers certain amounts.

The Shares were issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated pursuant thereto and the rules and regulations promulgated thereunder. The private placement was conducted without general solicitation or advertising. The certificates evidencing the Shares in the private placement will bear restrictive legends permitting the transfer thereof only in compliance with applicable securities laws. Each investor had represented that each is an “accredited investor” under Rule 501(e) of Regulation D under the Securities Act of 1933. Each investor had adequate access to information about the Company through such person’s relationship with the Company or through information provided to them.

The foregoing is a summary of certain material terms of the Common Stock Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Common Stock Purchase Agreement, a copy of the form of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements And Exhibits.

(c)	Exhibits

Exhibit Number	Description

10.1	Form of Common Stock Purchase Agreement, dated as of December 22, 2006, by and between Q Comm International, Inc. and certain shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2006	Q Comm International, Inc.

/s/ Mark W. Robinson

Mark W. Robinson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Common Stock Purchase Agreement, dated as of December 22, 2006, by and between Q Comm International, Inc. and certain shareholders